Exhibit 99.2

Global Headquarters•500 W. Madison•10th Floor•Chicago, IL 60661•U.S.A.

FOR IMMEDIATE RELEASE

C O R R E C T I O N

Orbitz Worldwide, Inc. Corrects Third Quarter and Year to Date 2007 Results

Chicago, IL, November 12, 2007 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced a correction to its press release issued earlier today reporting its third quarter and year to date 2007 results.  In its earlier press release, Orbitz Worldwide incorrectly classified $6 million in interest expense paid in connection with the settlement of intercompany notes due to Travelport as financing activities instead of operating activities in its condensed consolidated statement of cash flows for the nine months ended September 30, 2007.

The text on page 3 of the earlier press release under the heading “Cash Flows” has been corrected as follows:

Orbitz Worldwide generated cash flow from operations of $106 million for the nine months ended September 30, 2007 compared to $154 million for the nine months ended September 30, 2006.  This $48 million decrease in year to date 2007 operating cash flow is primarily attributed to: $58 million of cash interest payments made in the third quarter of 2007, of which $49 million was payable under the company’s intercompany loans that were repaid in connection with the IPO and $9 million was payable under the company’s $600 million term loan (the company had no outstanding debt in 2006); the delayed receipt of $11 million in cash receivables in the third quarter 2007 at one of the company’s international subsidiaries; and approximately $3 million of incremental public company costs incurred in the third quarter of 2007, which were not incurred in 2006.  The combined impact of these factors more than offset the normal increase in operating cash flow expected due to the growth of the business.  Orbitz Worldwide expects to receive the $11 million in cash receivables in the fourth quarter of 2007.

A corrected unaudited interim condensed consolidated statement of cash flows is included in this press release.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products.  Orbitz Worldwide owns and operates a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com) and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information, visit the Orbitz Worldwide Investor Relations website at http://www.orbitz-ir.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and other factors concerning among other things, Orbitz Worldwide’s (the “Company”) expected financial performance and its strategic operational plans.  The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance.  The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; future acquisition opportunities and the Company’s ability to successfully integrate acquired businesses and realize their anticipated benefits; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions.  More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Prospectus dated July 19, 2007, which is on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com.  Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which will be filed with the SEC in the fourth quarter of 2007.  You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release.  All information in this press release is as of November 12, 2007 and unless required by law, Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

About Basis of Presentation

The unaudited interim condensed consolidated statements of cash flows included in this press release have been carved out of the historical financial statements of Cendant Corporation (“Cendant”) for the period prior to Travelport’s acquisition of the travel related businesses of Cendant on August 23, 2006 (the “Blackstone Acquisition”) and the historical financial statements of Travelport for the period subsequent to the Blackstone Acquisition.  In connection with the Blackstone Acquisition, the carrying values of the Company’s assets and liabilities were revised to reflect their fair values as of August 23, 2006, based upon an allocation of the overall purchase price of Travelport to the underlying net assets of the various Travelport affiliates acquired.  The accompanying unaudited interim condensed consolidated statements of cash flows present separately the cash flows for Orbitz Worldwide on a “Successor” basis (reflecting the Company’s ownership by Travelport) and “Predecessor” basis (reflecting the Company’s ownership by Cendant).  The financial information of the Company has been separated by a vertical line on the face of the financial statements to identify these different bases of accounting.

The discussion and analysis of the Company’s unaudited interim condensed consolidated statements of cash flows in this press release covers periods both prior to and subsequent to the Blackstone Acquisition. The results are discussed on a combined basis throughout this release. The discussion and analysis of historical periods prior to August 23, 2006 do not reflect the impact that the Blackstone Acquisition had on the Company’s results, including the effect of purchase accounting adjustments. Therefore, the combined results of the Successor and the Predecessor for the periods in 2006 are not necessarily comparable. The presentation of the unaudited interim condensed consolidated statements of cash flows for the nine months ended September 30, 2006 on a combined basis does not comply with U.S. generally-accepted accounting principles (‘‘GAAP’’); however, the Company believes that this provides useful information to assess the relative performance of the Company’s businesses in the periods presented in the unaudited interim condensed consolidated statements of cash flows on an ongoing basis. The captions included within the Company’s financial statements that are materially impacted by this change in basis of accounting include net revenue, depreciation and amortization and impairment of goodwill and intangible assets.

Media Contact:	Investor Contacts:
Brian Hoyt	Marsha Williams	Frank Petito
312.894.6890	312.260.2415	312.894.4830
bhoyt@orbitz.com	marsha.williams@orbitz.com	fpetito@orbitz.com

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ORBITZ WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in millions)

	Period from	Period from	Nine	Nine
	January 1, 2006 to	August 23, 2006 to	Months Ended	Months Ended
	August 22, 2006	September 30, 2006	September 30, 2006	September 30, 2007
	Predecessor	Successor	Combined	Successor
Operating activities:
Net (loss)	$(121)	$(20)	$(141)	$(74)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	37	6	43	42
Non-cash revenue	(8)	(3)	(11)	(7)
Impairment of goodwill and intangible assets	122	—	122	—
Interest expense	18	4	22	8
Deferred income taxes	(16)	1	(15)	34
Stock compensation	4	1	5	4
Provision for bad debts	1	—	1	3
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(7)	6	(1)	(20)
Deferred income	15	15	30	12
Accounts payable, accrued expenses and other current liabilities	119	17	136	119
Other	(38)	1	(37)	(15)
Net cash provided by operating activities	126	28	154	106
Investing activities:
Property and equipment additions	(55)	(7)	(62)	(36)
Proceeds from sale of business, net of cash assumed by buyer	—	—	—	(31)
Investments	1	—	1	—
Net cash (used in) investing activities	(54)	(7)	(61)	(67)
Financing activities:
Proceeds from initial public offering, net of offering costs	—	—	—	477
Proceeds from issuance of debt, net of issuance costs	—	—	—	595
Repayment of note payable to Travelport	—	—	—	(860)
Dividend to Travelport	—	—	—	(109)
Payment for settlement of intercompany balances with Travelport	—	—	—	(17)
Capital contributions from Travelport	—	—	—	25
Capital lease and debt payments	(3)	—	(3)	(1)
Advances to Travelport	(36)	(2)	(38)	(122)
Payment for settlement of tax sharing liability	(31)	—	(31)	—
Net cash (used in) financing activities	(70)	(2)	(72)	(12)
Effects of changes in exchange rates on cash and cash equivalents	1	(6)	(5)	3
Net increase in cash and cash equivalents	3	13	16	30
Cash and cash equivalents at beginning of period	33	36	33	28
Cash and cash equivalents at end of period	$36	$49	$49	$58
Supplemental Disclosure of Cash Flow Information:
Income tax payments, net	$6	$—	$6	$8
Interest payments, net of capitalized interest of $0, $0, $0 and $3 million, respectively	$4	$—	$4	$55
Non-cash Financing Activity:
Capital expenditures incurred not yet paid	$3	$4	$4	$2
Non-cash capital contributions and distributions to Travelport	$—	$—	$—	$(814)
Non-cash forgiveness of receivable from Cendant	$(67)	$—	$(67)	$—
Non-cash use of tax benefits by Cendant	$10	$—	$10	$—